UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 12, 2009

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   (i) Terex Corporation (“Terex” or the “Company”) announced that it is implementing a program which will result in the base salaries for its executive officers, including Ronald M. DeFeo its Chairman and Chief Executive Officer and the other named executive officers, being reduced by 10% for the remainder of 2009. This program may include some reductions in work schedule. The salary reductions do not affect other compensation and benefit programs, such as targets for bonus compensation, pension plan calculations and certain other items, which will continue to be based upon the applicable base salary prior to the reduction.

(ii) On March 3, 2009, Terex reported on a Form 8-K that Steve Filipov received a grant of 31,200 shares of time-based restricted stock, a performance-based cash award in the amount of $309,000 that is contingent upon the Company achieving a targeted earnings per share in each of 2009, 2010 and 2011 and a performance-based cash award in the amount of $309,000 that is contingent upon the Company achieving a targeted percentile rank against a peer group of companies for three year annualized total shareholder return for the period January 1, 2009 through December 31, 2011. Mr. Filipov actually received 17,400 shares of time-based restricted stock and both of his performance-based cash awards were in the amount of $171,700.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2009

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen Senior Vice President, Secretary and General Counsel